EXHIBIT 99.1

                EXPRESS SCRIPTS ANNOUNCES SECOND QUARTER RESULTS

     ST. LOUIS, July 21, 1999--Express Scripts, Inc. (NASD: ESRX) announced second quarter 1999 pro forma net income of $16.6 million, or 42 cents per diluted share. The pro forma calculation is before one-time charges and assumes that the company's equity and debt offering took place on April 1, 1999. This compares with $10.6 million, or 31 cents per diluted share, before one-time charges in the same period of 1998. Second quarter net income on a reported basis, before one-time charges, was $12.8 million, or 37 cents per diluted share. Including all one-time charges, reported net income for the second quarter of 1999 was $421,000, or 1 cent per diluted share.

     The one-time charges for the second quarter of 1999 included a debt refinancing charge of $6.6 million (after-tax), or 19 cents per diluted share, associated with the equity and debt offerings completed in June 1999; and a restructuring charge of $5.8 million (after-tax), or 17 cents per diluted share, related to the consolidation of the Minneapolis facilities.

     "We accomplished two major goals in the second quarter: reducing the debt incurred in connection with the strategic acquisitions of Diversified Pharmaceutical Services, Inc. (DPS) and ValueRx and initiating the integration of duplicate facilities," said Barrett Toan, Express Scripts' president and chief executive officer. "Our consistently strong operating results and core earnings demonstrate that we have remained on track with our strategic plan, even as we have successfully met the challenges of integrating significant acquisitions. We have improved our capital structure and laid the groundwork for future economies of scale and operating efficiencies to position Express Scripts for continued growth at the bottom line."

     In the second quarter of 1999, net revenues were $996.7 million, a 24 percent increase over $807.4 million in the same period of 1998. Cost of revenues for the second quarter of 1999 increased 17 percent to $870.0 million, compared with $743.6 million in the same period of 1998. Revenues and cost of revenues in the Diversified Pharmaceutical Services (DPS) book of business during the quarter were recognized on a net basis, which means that the cost of the drug is not included in revenues or cost of revenues. Gross profit margins increased 99 percent to $126.8 million in the second quarter of 1999 from $63.8 million for the comparable period of 1998. Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, were $63.5 million, an 87 percent increase over the $34.0 million reported for the comparable period of 1998. The increase in SG&A expense is primarily due to the acquisition of DPS, which was completed on April 1, 1999, and planned integration costs. In addition, during the second quarter, the company generated strong positive cash flows from operations of $56.2 million, an 18 percent increase over $47.8 million reported for the comparable period of 1998.

     The company reported second quarter pharmacy network and mail pharmacy claims of 58.2 million, excluding 20.6 million claims processed for UnitedHealth Group (UHC), a 78 percent increase over 32.8 million reported for the comparable period of 1998. Membership at June 30, 1999, calculated on a consistent basis, was approximately 36 million members, excluding approximately 10 million members from UHC, whose contract expires in May, 2000. For the second quarter, total membership was relatively unchanged from the first quarter of 1999, reflecting the company's focus on retention of accounts related to the acquisition.

     For the first six months of 1999, Express Scripts reported pro forma net income of $30.1 million, or 82 cents per diluted share, before one-time charges and assuming the company's equity and debt offering took place on April 1, 1999. This compares with $20.4 million, or 61 cents per diluted share, before one-time charges in the same period of 1998. Net income for the first six months on a reported basis, before one-time charges, was $26.4 million, or 76 cents per diluted share. Including all one-time charges, reported net income for the first six months of 1999 was $14.0 million, or 40 cents per diluted share. Net revenues grew 61 percent to $1.9 billion, which includes net revenues of DPS for the second quarter only. Gross profit margins increased to $202.2 million from $96.7 million for the six months ended June 30, 1999, or 109 percent. SG&A expenses, excluding depreciation and amortization, were $103.8 million, a 100 percent increase over the $51.8 million reported for the comparable period of 1998.

     The company originally financed the $700 million acquisition of DPS and refinanced $360 million of existing debt on April 1, 1999 through a $1.05 billion senior credit facility, a $150 million bridge facility, and $48 million of its own cash. During the quarter, the company issued 5.2 million shares of Class A common stock and privately placed $250 million of 9 5/8% Senior Notes due 2009, and used the net proceeds to pay off the bridge facility and pay down $390.9 million of indebtedness under the credit facility. The company also used approximately $23.9 million of its own cash to reduce indebtedness. As a result of the refinancing and debt reduction, the company recognized an after-tax charge from the fees associated with the refinanced debt.

     After a comprehensive analysis, the company has decided to combine the Plymouth, Minn., location acquired a year ago with the ValueRx acquisition with the Bloomington, Minn., facility recently acquired as part of the DPS purchase. "Consolidation of our two Minneapolis area facilities will be an important step in the achievement not only of our financial integration objectives but also of our staff integration objectives," said George Paz, senior vice president and chief financial officer. "The decision to consolidate into the former DPS facility in Bloomington turned out to be our most cost-effective option and enables us to bring substantially all of the non-call center employees in the Minneapolis area together under one roof by the end of 1999. The facility we selected had space to house the combined workforce, and bringing these employees together early in the process will help them achieve our other integration goals on schedule," he noted.

     Toan said, "This has been an exciting time of collaboration and team building as many of the best people in pharmacy benefit management have come together to create an organization unparalleled in the industry using the best that DPS, ValueRx and Express Scripts have to offer."

     Integration goals achieved in the second quarter include:
          o  High-quality service levels and continuity of service;
          o Finalization of plans to integrate service delivery and site operations for call center, mail service and account set-up services;
          o Combination of sales, clinical and corporate administrative functions; and
          o Completion of a detailed financial plan incorporating 1999 financial goals at the operating unit level.

     Integration goals already under way for the third quarter include: combining contracting procedures; consolidation of administrative and operation functions in Minneapolis; completion of the financial systems integration; marketing the strengths of the combined organization; combining the rebate processing procedures and integrating the DPS mail order volume into the Express Scripts mail pharmacy sites.

     Fourth quarter integration goals, as previously announced, are to: establish a combined enterprise-wide data warehouse and add enhancements to the claims processing system; expand Virtual Call Center connectivity to improve response time and service among call center sites; introduce best practices for business processes and operations; and consolidate benefit offerings for all employees for January 1, 2000.

     Express Scripts has introduced its two consumer Internet sites as planned, through its wholly owned subsidiary, yourPharmacy.com, Inc. The e-commerce site, yourPharmacy.com (http://www.yourpharmacy.com) opened in June 1999 to a select group of Express Scripts clients and is currently preparing for its general consumer launch. The site offers a convenient and economical means for ordering prescription drugs, over-the-counter medications and personal care products for consumers with Internet access. The company's other Internet site DrugDigest.org (http://www.drugdigest.org), opened earlier in the second quarter, is a non-commercial source of information about drugs, vitamins and herbs. DrugDigest empowers consumers to take better care of themselves and their families by providing one source of fact-based, consumer-friendly information. "Our customers have been very enthusiastic about the Internet services, which add tremendous value to the drug benefit available to their more than 36 million health plan participants," Toan said.

     Also during the second quarter, Express Scripts hosted the Third Annual Drug Outcomes Conference, which was attended by over 800 representatives of clients, pharmacy manufacturers and others involved with Express Scripts or the pharmacy benefit management industry. At the conference, the third edition of the Drug Trends Report was released, including analysis of the factors driving the unmanaged drug cost trend. The study outlines some of the approaches utilized by Express Scripts to develop a successful drug plan benefit focused on a balance of cost and quality management and appropriate utilization.

     Express Scripts, Inc., is the nation's leading independent full-service pharmacy benefit management (PBM) and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     The company provides fully-integrated PBM services, including network claims processing, mail-order pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include provider profiling and outcome assessments through its Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its IVTx subsidiary and distribution services through its Specialty Distribution division. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. The company's actual results may differ significantly from those projected or suggested in any forward-looking statements. Other general factors that may impact these forward-looking statements include but are not limited to: (i) risks associated with the consummation and financing of acquisitions, including the ability to successfully integrate the operations of acquired businesses with our existing operations, client retention issues, and risks inherent in the acquired entities operations; (ii) risks associated with obtaining financing and capital; (iii) risks associated with our ability to manage growth; (iv) competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (v) the possible termination of contracts with certain key clients or providers; (vi) the possible termination of contracts with certain pharmaceutical manufacturers, changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (vii) adverse results in litigation; (viii) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (ix) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization patterns and introductions of new drugs; (x) risks associated with the "Year 2000" issue; (xi) dependence on key members of management; (xii) our relationship with New York Life Insurance Company, which possesses voting control of the company; (xiii) other risks described from time to time in our filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
              (in thousands, except per share and percentage data)


                                                              Three Months Ended
                                                                      June 30,
                                                                                                                  Pro Forma
                                                       Actual        Pro Forma       Actual                       to Actual
                                                        1999          1999 (1)        1998        % Change        % Change
                                              -------------------------------------------------------------------------------
Net revenues                                          $996,749       $996,749        $807,406        23.5%           23.5%
                                                     ---------      ---------       ---------

Cost and expenses:
  Cost of revenues (2)                                 869,989        869,989         743,557        17.0%           17.0%
  Selling, general and administrative (3)               81,897         81,897          39,266       108.6%          108.6%
  Corporate restructuring                                9,400              -           1,651       469.4%              nm
                                                    ----------      ---------       ---------
                                                       961,286        951,886         784,474        22.5%           21.3%
                                                    ----------      ---------       ---------
Operating income                                        35,463         44,863          22,932        54.6%           95.6%
                                                    ----------      ---------       ---------

Interest income (expense):
  Interest income                                        1,444          1,444           1,751      (17.5%)         (17.5%)
  Interest expense                                    (23,231)       (17,070)         (6,867)       238.3%          148.6%
                                                    ----------     ----------      ----------
                                                      (21,787)       (15,626)         (5,116)       325.9%          205.4%
                                                    ----------     ----------      ----------
Income before income taxes                              13,676         29,237          17,816      (23.2%)           64.1%
Provision for income taxes                               6,658         12,639           8,248      (19.3%)           53.2%
                                                    ----------     ----------      ----------
Income before extraordinary item                         7,018         16,598           9,568      (26.7%)           73.5%
Extraordinary loss on early retirement
  of debt, net of taxes of $4,144                        6,597              -               -           nm               -
                                                  -------------    ----------      ----------
Net income                                                $421        $16,598          $9,568      (95.6%)           73.5%
                                                  ============     ==========      ==========

Basic earnings per share:
  Before extraordinary item                              $0.20          $0.43           $0.29      (31.0%)           48.3%
  Extraordinary loss on early retirement
    of debt                                               0.19              -               -           nm               -
                                                  ------------    -----------     -----------
  Net income                                             $0.01          $0.43           $0.29      (96.6%)           48.3%
                                                  ============    ===========     ===========

Weighted average number of common shares
  outstanding during the period - basic                 34,055         38,436          33,100         2.9%           16.1%
                                                  ============    ===========      ==========

Diluted earnings per share:
  Before extraordinary item                              $0.20         $0.42            $0.28      (28.6%)           50.0%
  Extraordinary loss on early retirement
    of debt                                               0.19              -               -           nm               -
                                                 -------------    -----------     -----------
  Net income                                             $0.01          $0.42           $0.28      (96.4%)           50.0%
                                                 =============    ===========     ===========

Weighted average number of common shares
  outstanding during the period - diluted              34, 952         39,334          33,643         3.9%           16.9%
                                                 =============    ===========     ===========

EBITDA (4)                                             $56,037        $65,437         $30,674        82.7%          113.3%
                                                 =============    ===========     ===========
nm - not meaningful

     (1) Pro Forma excludes non-recurring charges for the corporate restructuring and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the Company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.

     (2) Includes depreciation and amortization expense of $2,216, $2,216 and $2,438, respectively.

     (3) Includes depreciation and amortization expense of $18,358,  $18,358 and
$5,304,   respectively.

     (4) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a Company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
              (in thousands, except per share and percentage data)

                                                               Six Months Ended
                                                                      June 30,
                                                                                                               Pro Forma to
                                                     Actual         Pro Forma        Actual                        Actual
                                                      1999            1999 (1)      1998          % Change       % Change
                                                ---------------------------------------------     ---------       --------
Net revenues                                       $ 1,895,836     $1,895,836     $ 1,178,768        60.8%          60.8%
                                                   -----------     ----------     -----------

Cost and expenses:
  Cost of revenues (2)                               1,693,636      1,693,636       1,082,049        56.5%            56.5%
  Selling, general and administrative (3)              128,337        128,337          58,092       120.9%           120.9%
  Corporate restructuring                                9,400              -           1,651       469.4%               nm
                                                    ----------     ----------     -----------
                                                     1,831,373      1,821,973       1,141,792        60.4%            59.6%
                                                    ----------     ----------     -----------
Operating income                                        64,463         73,863          36,976        74.3%            99.8%
                                                    ----------     ----------     -----------

Interest income (expense):
  Interest income                                        2,837          2,837           3,889      (27.1%)          (27.1%)
  Interest expense                                    (29,453)       (23,292)         (6,881)       328.0%           238.5%
                                                    ----------     ----------      ----------
                                                      (26,616)       (20,455)         (2,992)       789.6%           583.7%
                                                    ----------     ----------      ----------
Income before income taxes                              37,847         53,408          33,984        11.4%            57.2%
Provision for income taxes                              17,286         23,267          14,537        18.9%            60.0%
                                                    ----------     ----------      ----------
Income before extraordinary item                        20,561         30,141          19,447         5.7%            55.0%
Extraordinary loss on early retirement
  of debt, net of taxes of $4,144                        6,597              -               -          nm                -
                                                   -----------     ----------      ----------
Net income                                             $13,964        $30,141         $19,447      (28.2%)            55.0%
                                                   ===========     ==========      ==========

Basic earnings per share:
  Before extraordinary item                              $0.61          $0.84           $0.59         3.4%            42.4%
  Extraordinary loss on early retirement
    of debt                                               0.19              -               -          nm                 -
                                                   -----------      ---------       ---------
  Net income                                             $0.42          $0.84           $0.59      (28.8%)            42.4%
                                                   ===========      =========       =========

Weighted average number of common shares
  outstanding during the period - basic                 33,633         35,847          33,077         1.7%             8.4%
                                                   ===========      =========       =========

Diluted earnings per share:
  Before extraordinary item                              $0.59          $0.82           $0.58         1.7%            41.4%
  Extraordinary loss on early retirement
    of debt                                               0.19              -               -          nm                 -
                                                   -----------      ---------      ----------
  Net income                                             $0.40          $0.82           $0.58      (31.0%)            41.4%
                                                   ===========      =========      ==========

Weighted average number of common shares
  outstanding during the period - diluted               34,553         36,767          33,611         2.8%             9.4%
                                                   ===========      =========      ==========

EBITDA (4)                                             $93,524       $102,924         $47,114        98.5%           118.5%
                                                   ===========      =========      ==========
nm - not meaningful

     (1) Pro Forma excludes non-recurring charges for the corporate restructuring and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the Company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.

     (2) Includes depreciation and amortization expense of $4,481, $4,481 and $3,851, respectively.

     (3) Includes depreciation and amortization expense of $24,580,  $24,580 and
$6,287,   respectively.

     (4) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a Company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

                              EXPRESS SCRIPTS, INC.

                             Unaudited Balance Sheet
                                 (in thousands)

                                                June 30,                December 31,         June 30,
                                                  1999                    1998                 1998
                                           -------------------     -------------------  -------------------
ASSETS
Current assets
     Cash and cash equivalents                      $   82,283             $ 122,589            $   81,944
     Receivables, net                                  561,247               433,006               364,603
     Inventories                                        45,028                55,634                41,567
     Deferred taxes                                     41,545                41,011                50,401
     Prepaid expenses                                    6,190                 4,667                     -
                                                    ----------            ----------            ----------
         Total current assets                          736,293               656,907               538,515

Property and equipment, net                             88,073                77,499                69,794
Goodwill, net 993,624                                  282,163               310,487
Other intangible assets, net                           174,017                53,333                56,213
Other assets                                            48,157                25,559                36,076
                                                    ----------            ----------            ----------

Total assets                                        $2,040,164            $1,095,461            $1,011,085
                                                    ==========            ==========            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Current portion of long-term debt              $        -            $   54,000            $   27,000
     Claims and rebate payable                         555,039               338,251               222,312
     Accounts payable                                   71,692                60,247                55,913
     Accrued expenses                                  120,924                86,798               146,707
                                                    ----------            ----------           -----------
         Total current liabilities                     747,655               539,296               451,932

Long-term debt                                         724,048               306,000               333,000
Other long-term liabilities                                484                   471                   827
                                                    ----------            ----------           -----------
     Total liabilities                               1,472,187               845,767               785,759

Total stockholders' equity                             567,977               249,694               225,326
                                                    ----------            ----------          ------------

Total liabilities and stockholders' equity          $2,040,164            $1,095,461            $1,011,085
                                                    ==========            ==========            ==========


                              EXPRESS SCRIPTS, INC.

                          Unaudited Non-Financial Data
                     (in thousands, except percentage data)

                                                     Three Months Ended
                                                           June 30,
                                             _____________________________
                                                  1999  (1)       1998          % Change
                                             --------------    -----------      ---------
Drug spending                                 $2,302,757       $1,197,600         92.3%

Pharmacy network claims processed                 55,909           30,642         82.5%

Mail pharmacy prescriptions filled                 2,304            2,108          9.3%

                                                       Six Months Ended
                                                            June 30,
                                                 1999 (1)          1998         % Change
                                            ---------------   -----------       ---------
Drug spending                                 $3,753,239       $1,875,900        100.1%

Pharmacy network claims processed                 91,936           49,670         85.1%

Mail pharmacy prescriptions filled                 4,583            3,177         44.3%



                             Selected Ratio Analysis

                                                Actual             Pro Forma
       Net debt to EBITDA ratio (2)                3.2                  2.8
       Interest coverage ratio (2)                 2.4                  3.8
       Debt to enterprise value (3)              23.6%                23.6%
       Cash value per share (3)                  $2.11                $2.11
       Book value per share (3)                 $14.59               $14.59

     (1) Drug spending and pharmacy network claims processed excludes United Healthcare Group. For the three months and six months ended June 30, 1999, drug spending and pharmacy network claims processed for United Healthcare Group was $778,768 and 20,578, respectively.

     (2) Annualized using financial information for the three months ended June 30, 1999.

     (3) Based on financial information as of June 30, 1999.
